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Exhibit 15.  Letter regarding unaudited interim financial information from KPMG
             Peat Marwick LLP



The Board of Directors
First American Corporation:

We have reviewed the consolidated balance sheets of First American Corporation and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three-month periods ended March 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Corporation's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of First American Corporation and subsidiaries as of December 31, 1995; and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended (not presented herein); and in our report dated January 19, 1996, we expressed an unqualified opinion on those consolidated financial statements. Our report refers to changes in accounting principles related to the adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes; No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions; No. 112, Employers' Accounting for Postemployment Benefits; and No. 115, Accounting for Certain Investments in Debt and Equity Securities.


/s/  KPMG Peat Marwick LLP
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April 18, 1996
Nashville, Tennessee





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